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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                Amendment No. 3

                     For Registration of Certain Classes of
                             Securities Pursuant to
                           Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                        OCTEL COMMUNICATIONS CORPORATION
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             (Exact name of registrant as specified in its charter)

          Delaware                                             77-0029449
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 (State of incorporation                                    (I.R.S. Employer
     or organization                                       Identification No.)

                  1001 Murphy Ranch Road, Milpitas, CA  95035
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                    (Address of principal executive offices)

         If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

         If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

       Securities to be registered pursuant to Section 12(b) of the Act:

       TITLE OF EACH CLASS                    NAME OF EACH EXCHANGE ON WHICH
       TO BE SO REGISTERED                    EACH CLASS IS TO BE REGISTERED
       -------------------                    ------------------------------
               None                                         None

        Securities to be registered pursuant to Section 12(g) of the Act:

                         PREFERRED SHARE PURCHASE RIGHTS
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                                (Title of class)


    -----------------------------------------------------------------------
                                (Title of class)




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Item 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On August 1, 1990, Octel Communications Corporation (the "Company") filed a Registration Statement on Form 8-A (the "Registration Statement") with the Securities Exchange Commission (the "Commission") in order to register common share purchase rights issuable in accordance with the terms of the Common Shares Rights Agreement (the "Original Rights Agreement") between the Company and Bank of America NT & SA, as rights agent. On August 30, 1996, the Company filed an amendment to the Registration Statement with the Commission to reflect the fact that the Company and The First National Bank of Boston, as successor rights agent, entered into the Amended and Restated Common Shares Rights Agreement, which supersedes the Original Rights Agreement as originally executed. On May 13, 1997, the Company and The First National Bank of Boston, as successor rights agent, entered into the Second Amended and Restated Rights Agreement (the "Prior Rights Agreement"), which supersedes the Amended and Restated Common Shares Rights Agreement as originally executed.

         On July 17, 1997, the Company and the First National Bank of Boston, as successor rights agent, entered into the Third Amendment to Rights Agreement (the "Amendment"), which amends the Prior Rights Agreement as originally executed. The Prior Rights Agreement, as amended by the Amendment, is referred to herein as the "Amended Rights Agreement." The Amended Rights Agreement is substantially the same as the Prior Rights Agreement as originally executed, with the following principal exceptions:

ACQUIRING PERSON

         The Amended Rights Agreement provides that none of Lucent Technologies Inc. ("Parent"), Memo Acquisition Corp. ("Sub"), or any of their respective subsidiaries, Affiliates or Associates is an Acquiring Person pursuant to the Amended Rights Agreement solely by virtue of the execution of the Agreement and Plan of Merger dated July 17, 1997 among Parent, Sub, and the Company (the "Merger Agreement"), commencement and consummation of the Offer (as defined in the Merger Agreement), the acquisition of Shares (as defined in the Merger Agreement) by Sub pursuant to the Offer and the consummation of the Merger (as defined in the Merger Agreement).

DISTRIBUTION DATE

         The Amended Rights Agreement provides that a Distribution Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger.

SHARES ACQUISITION DATE

         The Amended Rights Agreement provides that a Shares Acquisition Date shall not occur solely by reason of the Offer, the execution of the Merger Agreement, the acquisition of the Shares by Sub pursuant to the Offer or the consummation of the Merger.

FINAL EXPIRATION DATE

         The Amended Rights Agreement provides that the Final Expiration Date is the earlier of immediately prior to the Effective Time (as defined in the Merger Agreement) or the close of business on May 13, 2007.






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         In all other material respects, the disclosure concerning the Rights and the Rights Agreement as set forth in the Registration Statement is unchanged.

         The summary of the Amended Rights Agreement contained herein or in the Registration Statement as originally filed is qualified in its entirety by reference to the Amended Rights Agreement.

Item 2.  EXHIBITS.

         1. Third Amendment to Rights Agreement, dated as of July 17, 1997 between Octel Communications Corporation and The First National Bank of Boston.























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         Pursuant to the requirements of Section 12 of the Securities Exchange
Act of 1934 the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


Date:  July 23, 1997                       OCTEL COMMUNICATIONS CORPORATION

                                                  /s/ Derek S. Daley
                                            By:_______________________________
                                            Title: Vice President, General
                                                   Counsel and Secretary























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                                  EXHIBIT INDEX


       Exhibit
          No.                                 Exhibit
       -------          ---------------------------------------------------

           1 Third Amendment to Rights Agreement, dated as of July 17, 1997 between Octel Communications Corporation and The First National Bank of Boston.
























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